Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated July 31, 2013, with respect to the consolidated financial statements of Pioneer Surgical Technology, Inc. and Subsidiaries for the years ended December 31, 2012 and 2011 included in the periodic report of RTI Surgical, Inc. on Form 8-K/A dated September 16, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statements of RTI Surgical, Inc. on Form S-8 (File Nos. 333-54378, effective January 26, 2001; 333-128232, effective September 9, 2005; 333-149418, effective February 27, 2008; and 333-166543, effective May 5, 2010).

Chicago, Illinois

September 16, 2013

/s/ Grant Thornton LLP

Grant Thornton LLP

U.S. member firm of Grant Thornton International Ltd